EXHIBIT 5








December 23, 1998


Union Camp Corporation
1600 Valley Road
Wayne, NJ  07470

Re:    Union Camp Corporation
       15,000 Shares of
       Common Stock
---------------------------------------------

Dear Sirs:

     We are familiar with the proceedings taken and proposed to be taken by Union Camp Corporation, a Virginia corporation (the "Company"), in connection with the registration pursuant to the Registration Statement on Form S-8 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), of 15,000 shares of its common stock, $1.00 par value (the "Common Stock"), issuable pursuant to the Company's Deferred Stock Unit Plan for Outside Directors (the "Plan").

     We have examined such documents, certificates, records, authorizations and proceedings and have made such investigations as we have deemed necessary or appropriate in order to give the opinion expressed herein.

     Based on the foregoing, it is our opinion that the 15,000 shares of Common Stock referred to above have been duly authorized by the Company and, when issued pursuant to the Plan, will be validly issued, fully paid and nonassessable shares of Common Stock.

     We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission thereunder.

                                        Very truly yours,

                                        /s/ White & Case LLP





KK:JMC